Execution Copy

Exhibit 10.22.4

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “ Third Amendment") made as of January 8, 2009, between ARIAD Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Matthew E. Ros (the "Employee").

The Company and the Employee have entered into an Employment Agreement dated as of October 25, 2007 (the "Agreement"), as previously amended, and the parties hereto desire to further amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree to further amend the Agreement as follows:

I.           Employment, Duties and Acceptance.  The second sentence of Section 1.1 is hereby amended to read as follows:

"The Employee's title shall be designated by the Chief Executive Officer and initially shall be Senior Vice President, Commercial Operations.

II.           Termination by the Employee. Section 5 is hereby replaced and amended in its entirety as follows:

"5.1.  The Employee may terminate this Agreement, if any one or more of the following shall occur:

(a) a material breach of the terms of this Agreement by the Company and such breach continues for thirty (30) days after the Employee gives the Company written notice of such breach;

(b) the Company shall make a general assignment for benefit of creditors; or any proceeding shall be instituted by the Company seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking entry of an order for relief of the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property or the Company shall take any corporate action to authorize any of the actions set forth above in this subsection 5.1(b);

(c) an involuntary petition shall be filed or an action or proceeding otherwise commenced against the Company seeking reorganization, arrangement or readjustment of the Company's debts or for any other relief under the Federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and remain undismissed or unstayed for a period of thirty (30) days;

(d) a receiver, assignee, liquidator, trustee or similar officer for the Company or for all or any part of its property shall be appointed involuntarily; or

(e)           a Change in Control as defined in Section 14(e)."

Execution Copy

III.           Severance.   Section 6 is hereby replaced and amended in its entirety as follows:

"6.1   If (i) the Company terminates this Agreement without Cause or (ii) the Employee terminates this Agreement pursuant to Section 5.1(a), then: (1) except in the case of death or disability, the Company shall continue to pay Employee his then-current salary for the remaining period of the applicable Term; (2) all stock options granted pursuant to this Agreement that would have vested during the Term shall vest immediately prior to such termination; and (3) the Company shall continue to provide all benefits subject to COBRA at its expense for up to one (1) year.

It is intended that salary continuation payments under this Section 6.1 that are paid no later than December 31st of the second full calendar year following the calendar year in which the Employee separates from service shall be exempt from Section 409A as payments resulting from an involuntary separation from service under to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

6.2   In the event of a consummation of a Change in Control of the Company, and if the Employee gives notice of termination within ninety (90) days after such occurrence, then (i) all stock, stock options, stock awards and similar equity rights granted to the Employee shall immediately vest and remain fully exercisable through their original term with all rights; and (ii) the Company shall continue to pay Employee his then-current salary for the shorter of (a) six (6) months, or (b) the remaining period of the applicable Term.  Notwithstanding the foregoing, the notice of termination must be provided no later than the March 15th immediately following the calendar year in which the Change in Control occurs (the ‘Short-Term Deferral Payment Due Date’), and all continued salary payments must be completed not later than Short-Term Deferral Payment Due Date.  Any amount paid under clause (ii) of this Section 6.2 is intended to satisfy the ‘short-term deferral’ rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations, and shall not be deferred compensation subject to Section 409A.”

IV.           Section 14.5 is hereby amended to insert the following words at the end of the first parenthetical contained in such Section:  “ but excluding Section 6.2”.

V.           This Amendment shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely in Massachusetts.

VI.           Except as modified by this Third Amendment, the Agreement remains in full force and effect and unchanged.

IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the date first written above.

ARIAD PHARMACEUTICALS, INC.

By:	/s/ Harvey J. Berger

Harvey J. Berger, M.D.
Chairman and Chief Executive Officer

EMPLOYEE

/s/ Matthew E. Ros

Matthew E. Ros

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